Exhibit 10.56

second AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of December 21, 2017 (the “Effective Date”) by and among ESSENDANT INC., a Delaware corporation (hereinafter, together with its successors, referred to as “Holding”), ESSENDANT CO., an Illinois corporation (hereinafter, together with its successors, referred to as the “Company”), ESSENDANT MANAGEMENT SERVICES, LLC., an Illinois limited liability company (hereinafter, together with its successors, referred to as “EMS”) (with Holding, the Company, EMS, and their respective subsidiaries and affiliates including the entity employing the Executive, and any successors thereto, hereinafter referred to as the “Companies”), and Richard D. Phillips (hereinafter referred to as the “Executive”).

WHEREAS, the Companies and Executive are parties to an Executive Employment Agreement dated January 21, 2013 (the “2013 Agreement”), an Amended and Restated Executive Employment Agreement dated as of January 1, 2017 (the “Prior Agreement”), and an offer of employment dated July 11, 2017 (the “Offer of Employment”); and

WHEREAS, the Companies and Executive acknowledge and agree that it is in their mutual best interests to amend and restate the Prior Agreement to update the Executive’s position with the Companies, to make corresponding changes to his compensation and other benefits, and to make certain other changes as set forth herein; and

WHEREAS, Executive is a key member of the management of the Companies and is expected to devote substantial skill and effort to the affairs of the Companies, and the Companies desire to recognize the significant personal contribution that Executive makes and is expected to continue to make to further the best interests of the Companies and their shareholders; and

WHEREAS, it is desirable and in the best interests of the Companies and its shareholders to obtain the benefits of Executive’s continued services and attention to the affairs of the Companies, and to provide inducement for Executive (1) to remain in the service of the Companies in the event of any proposed or anticipated Change of Control, and (2) to remain in the service of the Companies in order to facilitate an orderly transition in the event of a Change of Control; and

WHEREAS, it is desirable and in the best interests of the Companies and their shareholders that Executive be in a position to make judgments and advise the Companies with respect to any proposed Change of Control without regard to the possibility that Executive’s employment may be terminated without compensation in the event of a Change of Control; and

WHEREAS, Executive will have access to confidential, proprietary and trade secret information of the Companies and their subsidiaries, and it is desirable and in the best interests of the Companies and their shareholders to protect confidential, proprietary and trade secret information of the Companies and their subsidiaries, to prevent unfair competition by former executives of the Companies following separation of their employment with the Companies and to secure cooperation from former executives with respect to matters related to their employment with the Companies; and

WHEREAS, it is desirable and in the best interests of the Companies and their shareholders to obtain commitments from Executive with respect to Executive’s service with the Companies, and to facilitate a smooth transition upon separation from service for former executives.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1.Definitions.

(a)As used in this Agreement, the following terms have the respective meanings set forth below:

“Accrued Benefits” means (i) all salary earned or accrued through the date the Executive’s employment is terminated, (ii) reimbursement for any and all monies expended by Executive in connection with the Executive’s employment for reasonable and necessary out-of-pocket business expenses incurred by the Executive in performance of services for the Companies through the date the Executive’s employment is terminated, (iii) all accrued and unpaid annual incentive compensation awards for the year immediately prior to the year in which the Executive’s employment is terminated, and (iv) all other payments and benefits payable on or after termination of employment to which the Executive is entitled at the date of termination under the terms of any applicable compensation arrangement or benefit plan or program of the Companies.  “Accrued Benefits” shall not include any entitlement to severance pay or severance benefits under any severance policy or plan generally applicable to the Companies’ salaried employees.

“Affiliate” shall have the meaning given such term in Rule 12b-2 of the Exchange Act.

“Board” shall mean, so long as Holding directly or indirectly owns all of the outstanding Voting Securities (as hereinafter defined in the definition of Change of Control) of the Companies, the board of directors of Holding.  In all other cases, Board means the board of directors of the Company.

“Cause” shall mean (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Companies; (iii) illegal use of drugs; (iv) material breach of this Agreement or any employment-related undertakings provided in a writing signed by the Executive prior to or concurrently with this Agreement; (v) gross negligence or willful misconduct in the performance of Executive’s duties; (vi) breach of any fiduciary duty owed to the Companies, including, without limitation, engaging in competitive acts while employed by the Companies; or (vii) the Executive’s willful refusal to perform the assigned duties for which the Executive is qualified as directed by the Board; provided, that in the case of any event constituting Cause within clauses (iv) through (vii) which is

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curable by the Executive, the Executive has been given written notice by the Companies of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty (30) days of such written notice as reasonably determined by the Board.  For purposes of this definition of Cause, action or inaction by the Executive shall not be considered “willful” unless done or omitted by the Executive (A) intentionally or not in good faith and (B) without reasonable belief that the Executive’s action or inaction was in the best interests of the Companies, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

“Change of Control” shall mean and include any of the following:

(a) Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of Holding’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the acquisition or holding of Voting Securities by (i) Holding of any of its Subsidiaries, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by Holding or any of its Subsidiaries, or (iii) any Person in which the Executive has a substantial equity interest shall not constitute a Change of Control.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of (A) the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued or (B) the acquisition of Voting Securities by Holding which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities or the acquisition of Voting Securities by Holding, and after such issuance or acquisition, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of Holding, then a Change of Control shall occur;

(b) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by Holding’s shareholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this subsection (b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual “Election Consent” (as described in Rule

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14a-11 promulgated under the Exchange Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (ii) by reason of an agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest;

(c) Consummation of a merger, consolidation or reorganization or approval by Holding’s shareholders of a liquidation or dissolution of Holding or the occurrence of a liquidation or dissolution of Holding (“Business Combination”), unless, following such Business Combination:

(i) the Persons with Beneficial Ownership of Holding, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Holding or all or substantially all of Holding’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination,

(ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii) no Person (other than Holding, any of its Subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by Holding, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company’s then outstanding voting securities; provided, that notwithstanding this clause (iii), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided, however that a Business Combination with a Person in which the Executive has a substantial equity interest shall not constitute a Change of Control with respect to such Person.

(d) The closing of any assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Holding to any Person (other than a Person in which the Executive has a substantial equity interest (in which case there shall not be a Change of Control with respect to such Person) and other than a Subsidiary of Holding or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of Holding and such

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Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

Notwithstanding the foregoing, if a Change of Control does not also constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to Holding then, to the extent necessary to comply with the requirements of Section 409A of the Code, any amounts payable to Executive by reason of such Change of Control that would also have been paid to Executive in the absence of a Change of Control shall be paid at the same time and in the same manner as such amounts would have been paid had such Change of Control not occurred.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean:  (i) any material breach by the Companies of this Agreement without Executive’s written consent, or (ii) without Executive’s written consent:  (A) a reduction in the Executive’s Base Salary other than as permitted by Section 4(a), (B) any change in the Executive’s title or position as President and Chief Executive Officer reporting directly to the Board, or any change pursuant to which the Executive is not the most senior officer of the Companies or their ultimate parent entity (other than any non-executive chairman), or (C) the relocation of the Executive’s principal place of employment more than fifty (50) miles from its location on the Effective Date.  For purposes of this Agreement, a Change of Control, alone, does not constitute Good Reason.  Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless (x) the Executive gives the Companies written notice within thirty (30) days after he first has knowledge or in the exercise of reasonable diligence should first have knowledge of the occurrence of any of such events that the Executive believes that such event constitutes Good Reason, and (y) the Companies thereafter fail to cure any such event within sixty (60) days after receipt of such notice.

“Person” shall mean any natural person, firm, corporation, limited liability company, trust, partnership, limited or limited liability partnership, business association, joint venture or other entity and, for purposes of the definition of Change of Control herein, shall comprise any “person”, within the meaning of Sections 13(d) and 14(d) of the Exchange Act, including a “group” as therein defined.

“Subsidiary” shall mean, with respect to any Person, any other Person of which such first Person owns 20% or more of the economic interest in such Person or owns or has the power to vote, directly or indirectly, securities representing 20% or more of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

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(b)The capitalized terms used in Section 5(j) have the respective meanings assigned to them in such Section and the following additional terms have the respective meanings assigned to them in the Sections hereof set forth opposite them:

“Accounting Firm”	Section 5(j)
“Agreement”	Introduction
“Annual Bonus”	Section 4(b)
“Base Salary”	Section 4(a)
“Bonus Plan”	Section 4(b)
“Company”	Introduction
“Companies”	Introduction
“Confidential information or proprietary data”	Section 6(a)(2)
“Customer”	Section 6(d)(2)
“Disability”	Section 5(c)
“Effective Date”	Introduction
“Employment Period”	Section 2
“EMS”	Introduction
“Executive”	Introduction
“Holding”	Introduction
“Prior Agreement”	First Recital
“Retirement”	Section 5(f)
“Supplier”	Section 6(d)(2)
“Term” and “Termination Date”	Section 2

Section 2.Term and Employment Period.  Subject to Section 19 hereof, the term of this Agreement (“Term”) shall commence on October 24, 2017 and shall continue until the effective date of termination of the Executive’s employment hereunder pursuant to Section 5 of this Agreement.  The period during which the Executive is employed by the Companies pursuant to this Agreement is referred to herein as the “Employment Period.”  The date on which termination of the Executive’s employment hereunder shall become effective is referred to herein as the “Termination Date.”  For purposes of Section 5 of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Code.

Section 3.Duties.

(a)During the Employment Period, the Executive (i) shall serve as President and Chief Executive Officer of the Companies, (ii) shall report directly to the Board, (iii) shall, subject to and in accordance with the authority and direction of the Board, have such authority and perform in a diligent and competent manner such duties as may be assigned to the Executive from time to time by the Board, and (iv) shall devote the Executive’s best efforts and such time, attention, knowledge and skill to the operation of the business and affairs of the Companies as shall be necessary to perform the Executive’s duties.  During the Employment Period, the Executive’s place of performance for the Executive’s duties and responsibilities shall be at the Companies’ corporate headquarters office, unless another principal place of performance is agreed in writing among the parties

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and except for required travel by the Executive on the Companies’ business or as may be reasonably required by the Companies.

(b)Notwithstanding the foregoing, it is understood during the Employment Period, subject to any conflict of interest policies of the Companies, the Executive may (i) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with the Executive’s duties and responsibilities hereunder, (ii) make and manage personal investments of the Executive’s choice, and (iii) with the prior consent of the Board, which shall not be unreasonably withheld, serve on the board of directors of one (1) for-profit business enterprise.

Section 4.Compensation.  During the Employment Period, the Executive shall be compensated as follows:

(a)the Executive shall receive from the Companies, at such intervals and in accordance with the Companies’ payroll policies as may be in effect from time to time, an annual salary (pro rata for any partial year) equal to $825,000 (“Base Salary”).  The Base Salary shall be reviewed by the Board from time to time and may, in the Board’s sole discretion, be increased when deemed appropriate by the Board; if so increased, it shall not thereafter be reduced (other than an across-the-board reduction applied in the same percentage at the same time to all of the Companies’ senior executives at the senior executive grade level);

(b)the Executive shall be eligible to earn an annual incentive compensation award under the Companies’ management incentive or bonus plan, or a successor plan thereto, as shall be in effect from time to time (the “Bonus Plan”), with a target bonus of not less than 130% of his Base Salary (retroactive to October 24, 2017), subject to achievement of performance goals determined in accordance with the terms of the Bonus Plan (such annual incentive compensation award, the “Annual Bonus”), with such Annual Bonus to be payable in a cash lump sum at such time as bonuses are ordinarily paid to the Companies’ senior executives;

(c)the Executive shall be reimbursed, at such intervals and in accordance with the Companies’ policies as may be in effect from time to time, for any and all reasonable and necessary out-of-pocket business expenses incurred by the Executive during the Employment Period for the benefit of the Companies, and shall also be reimbursed for his reasonable attorney’s fees (not to exceed $10,000)  incurred in the negotiation and preparation of this Agreement, subject in each case to documentation in accordance with the Companies’ policies;

(d)The Executive shall be eligible to participate in the Companies’ long term incentive plan (“LTIP”) with an annual target grant value of $2,600,000 commencing in 2018, to be divided between performance-based restricted stock units (PSUs), restricted stock, or other types of awards as determined by the Board or a committee thereof.

(e)the Executive shall be entitled to participate in all incentive, savings and retirement plans, equity-based compensation plans, practices, policies and programs

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applicable generally to other senior executives of the Companies and as determined by the Board from time to time;

(f)the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Companies to senior executives of the Companies at the same grade level (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Companies at the same grade level;

(g)the Executive shall be entitled to not less than twenty-six (26) days of paid time off per calendar year (pro rata for any partial year); and

(h)the Executive shall be entitled to participate in the Companies’ other executive fringe benefits and perquisites generally applicable to the Companies’ senior executives at the same grade level in accordance with the terms and conditions of such arrangements as are in effect from time to time.

Section 5.Termination of Employment.

(a)All Accrued Benefits to which the Executive (or the Executive’s estate or beneficiary) is entitled shall be payable within thirty (30) days following the Termination Date, except as otherwise specifically provided herein or under the terms of any applicable policy, plan or program, in which case the payment terms of such policy, plan or program shall be determinative.

(b)Any termination by the Companies, or by the Executive, of the Employment Period shall be communicated by written notice of such termination to the Executive, if such notice is delivered by the Companies, and to the Companies, if such notice is delivered by the Executive, each in compliance with the requirements of Section 13 hereof.  Except in the event of termination of the Employment Period by reason of Cause or the Executive’s death, the effective date of the termination of Executive’s employment shall be no earlier than thirty (30) days following the date on which notice of termination is delivered by one party to the other in compliance with the requirements of Section 13 hereof.

(c)If the Employment Period is terminated, other than on or within two (2) years following the date of a Change of Control, by the Executive for Good Reason such that the Executive’s separation from service occurs within two years following the initial existence of the condition giving rise to Good Reason, or by the Companies for any reason other than Cause or the Executive’s death or permanent disability, as defined in the Companies’ Board-approved disability plan or policy as in effect from time to time (or, to the extent necessary to comply with Section 409A of the Code, as defined in Treas. Reg. Section 1.409A-3(i)(4)) (“Disability”), then, as the Executive’s exclusive right and remedy in respect of such termination:

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(i)the Executive shall be entitled to receive from the Companies the Executive’s Accrued Benefits in accordance with Section 5(a);

(ii)the Executive shall be entitled to an amount equal to two (2) times the Executive’s then existing Base Salary, to be paid in equal installments over the twenty-four (24) month period following the Termination Date, but to the extent necessary to comply with Section 409A of the Code, in no event shall such amount paid under this Section 5(c)(ii) prior to the first day of the seventh month following the Termination Date exceed the lesser of (A) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Termination Date occurs, or (B) two (2) times the sum of Executive’s annualized compensation based upon the annual rate of pay for services to the Companies for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not separated from service), consistent with the parties’ intention that the payments under this Section 5(c)(ii) constitute a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii), subject to the requirements of Section 5(e), Section 5(h) and Section 11;

(iii)the Executive shall be entitled to a payment in an amount equal to two (2) times his or her target Annual Bonus for the calendar year during which the Termination Date occurs (or, if the target Annual Bonus for such year has not been established as of the Termination Date or has been decreased from the prior year’s target Annual Bonus, then the target Annual Bonus for the prior year), to be paid at such time as the Annual Bonus award would otherwise be paid in accordance with the Companies’ policies;

(iv)the Executive shall be entitled to a lump-sum payment in an amount equal to the pro-rata actual Annual Bonus award which would otherwise be payable for the calendar year during which the Termination Date occurs, with such pro-rata actual Annual Bonus award determined by multiplying the Annual Bonus award amount by a fraction, the numerator of which is the number of days in the calendar year of the Termination Date elapsed prior to the Termination Date and the denominator of which is three hundred and sixty-five (365); such lump sum payment to be made on the date that the Annual Bonus payments are made to other participants in the Bonus Plan;

(v)so long as a timely election for continuation coverage is made by the Executive, the Executive and his eligible dependents shall continue to be covered, upon the same terms and conditions described in Section 4(e) hereof, by the medical and/or dental insurance plans, programs and/or arrangements as in effect for similarly situated active employees of the Companies, beginning on the Termination Date and continuing until the earlier of:  (A) the eighteen (18) month anniversary following the date of the Termination Date, and (B) the date the Executive receives substantially equivalent coverage under the plans, programs and/or arrangements of a subsequent employer, provided that Executive timely

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pays the Executive’s portion of such coverage and otherwise remains eligible for such coverage under applicable law, and provided further that if the Companies determine that the coverage to be provided under this Section 5(c)(v) would cause a self-insured plan maintained by the Companies to be in violation of the nondiscrimination requirements of Section 105(h) of the Code, then such coverage will be paid for by the Executive by means of the Companies reporting imputed income to Executive on a monthly basis for the fair market value of such coverage plus additional imputed amounts to pay any income tax at source on resulting wages subject to FICA or the income tax withholding provisions of federal or state tax law, including pyramiding wages and taxes (and the Companies shall be responsible for depositing all applicable withholding amounts in a timely manner with the appropriate tax authority);

(vi)the Executive shall receive a lump sum payment in an amount equal to the amount the Companies would otherwise expend for twenty-four (24) months of coverage for its share of the premiums for life and disability insurance plans or programs as in effect for Executive immediately prior to the Termination Date, payable to Executive within ninety (90) days following the Termination Date; and

(vii)for the period commencing on the Termination Date and ending not later than the last day of the second calendar year after the Termination Date, the Executive shall be entitled to receive executive level career transition assistance services provided by a career transition assistance firm selected by the Executive and paid for by the Companies in an amount not to exceed $60,000.  The Executive shall not be eligible to receive cash in lieu of executive level career transition assistance services.

(d)If during the Employment Period, a Change of Control occurs and the Employment Period is terminated on or within two (2) years following the date of such Change of Control by the Companies for any reason other than Cause or Executive’s death or Disability or by the Executive for Good Reason, and, in the case of Executive’s resignation for Good Reason, the Executive’s separation from service occurs within two years following the initial existence of the condition giving rise to Good Reason, then:

(i)the Executive shall be entitled to receive from the Companies the Executive’s Accrued Benefits in accordance with Section 5(a);

(ii)the Executive shall be entitled to a lump-sum payment in an amount equal to three (3) times the Executive’s then existing Base Salary, to be paid within ninety (90) days following the Termination Date, subject to the requirements of Section 5(e), Section 5(h) and Section 11;

(iii)the Executive shall be entitled to a lump-sum payment in an amount equal to three (3) times the Executive’s target incentive compensation award for the calendar year during which the Termination Date occurs, to be paid within ninety (90) days following the Termination Date;

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(iv)the Executive shall be entitled to a lump-sum payment to be paid within ninety (90) days following the Termination Date in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the Termination Date occurs.  Such pro-rata target incentive compensation award shall be determined by multiplying the target incentive compensation award amount by a fraction, the numerator of which is the number of days in the calendar year of the Termination Date elapsed prior to the Termination Date and the denominator of which is three hundred and sixty-five (365);

(v)so long as a timely election for continuation coverage is made by the Executive, the Executive and his eligible dependents shall continue to be covered, upon the same terms and conditions described in Section 4(e) hereof, by the medical and/or dental insurance plans, programs and/or arrangements as in effect for similarly situated active employees of the Companies, beginning on the Termination Date and continuing until the earlier of:  (A) the eighteen (18) month anniversary following the date of the Termination Date, and (B) the date the Executive receives substantially equivalent coverage under the plans, programs and/or arrangements of a subsequent employer, provided that Executive timely pays the Executive’s portion of such coverage and otherwise remains eligible for such coverage under applicable law, and provided further that if the Companies determine that the coverage to be provided under this Section 5(d)(v) would cause a self-insured plan maintained by the Companies to be in violation of the nondiscrimination requirements of Section 105(h) of the Code, then such coverage will be paid for by the Executive by means of the Companies reporting imputed income to Executive on a monthly basis for the fair market value of such coverage plus additional imputed amounts to pay any income tax at source on resulting wages subject to FICA or the income tax withholding provisions of federal or state tax law, including pyramiding wages and taxes (and the Companies shall be responsible for depositing all applicable withholding amounts in a timely manner with the appropriate tax authority);

(vi)the Executive shall receive a lump sum payment in an amount equal to the amount the Companies would otherwise expend for thirty-six (36) months of coverage for its share of the premiums for life and disability insurance plans or programs as in effect for Executive immediately prior to the Termination Date, payable to Executive within ninety (90) days following the Termination Date;

(vii)the Executive shall receive a lump sum cash payment, payable to Executive within ninety (90) days following the Termination Date, in an amount equal to the additional benefit value (on a present value, differential basis) that would be payable to Executive under the Companies’ defined benefit retirement plan if the Executive had three (3) additional years of credit for purposes of age, benefit service and vesting;

(viii)if the Executive’s outstanding equity-based incentive awards have not by then fully vested pursuant to the terms of the Companies’ applicable equity-based incentive plan(s) and applicable award agreement(s), then to the extent

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permitted in those plan(s) and as provided in the applicable award agreement(s), the Executive shall continue to vest in the Executive’s unvested equity-based incentive awards following the Termination Date;

(ix)for the period commencing on the Termination Date and ending not later than the last day of the second calendar year after the Termination Date, the Executive shall be entitled to receive executive level career transition assistance services provided by a career transition assistance firm selected by the Executive and paid for by the Companies in an amount not to exceed $60,000.  The Executive shall not be eligible to receive cash in lieu of executive level career transition assistance services; and

(x)the Executive shall be entitled to be reimbursed by the Companies for the Executive’s reasonable attorneys’ fees, costs and expenses incurred in conjunction with any dispute regarding Section 5(d) if Executive prevails in any material respect in such dispute, provided that (A) the applicable statutes of limitations shall not have expired for any claim arising from the dispute that could be raised in a court of law; (B) Executive shall submit to the Companies verification of legal expenses for reimbursement within 60 days from the date the expense was incurred; (C) the Companies shall reimburse Executive for eligible expenses promptly thereafter, but in any event not earlier than the first day of the seventh month following the Termination Date and not later than December 31 of the calendar year following the calendar year in which the expense was incurred; (D) the expenses eligible for reimbursement during any given calendar year shall not affect the expenses eligible for reimbursement in any other calendar year; and (E) the right to reimbursement hereunder may not be liquidated or exchanged for cash or any other benefit.

(e)Any amounts payable pursuant to Sections 5(c) and 5(d) above shall be considered severance payments and, except for the Executive’s vested benefits under the Companies’ employee benefit plans (other than severance plans), shall be in full and complete satisfaction of the obligations of the Companies to the Executive in connection with the termination of the Executive’s employment.  Any cash payment due under Section 5(c)(iii), (iv) and (vi) or under Section 5(d)(ii), (iii), (iv), (vi), and (vii) is intended to constitute a short-term deferral under Treas. Reg. § 1.409A-1(b)(4) and, accordingly, notwithstanding any longer time period specified in Section 5(c) or (d), such payment shall be made no later than two and one-half (2-1/2) months after the end of the calendar year in which the right to the payment is no longer subject to a substantial risk of forfeiture within the meaning of the regulations under Section 409A of the Code, with payment in all cases being conditioned on satisfaction of the requirements of Section 5(h).

(f)If the Employment Period is terminated as a result of the Executive’s death, Disability or Retirement (as defined below), then the Executive shall be entitled to (i) the Executive’s Accrued Benefits in accordance with Section 5(a), (ii) any benefits that may be payable to the Executive under any applicable Board-approved disability, life insurance or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to:

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(A)in the event the Employment Period is terminated as a result of Executive’s death or Disability, an amount equal to the pro-rata target Annual Bonus award for the calendar year during which the Termination Date occurs by reason of the Executive’s death or Disability.  Such lump sum payment shall be determined by multiplying the target Annual Bonus award amount by a fraction, the numerator of which is the number of days in the calendar year of the Termination Date elapsed prior to the Termination Date and the denominator of which is three hundred and sixty-five (365); or

(B)in the event the Employment Period is terminated as a result of Executive’s Retirement, an amount equal to the pro-rata actual Annual Bonus award for the calendar year during which the Termination Date occurs by reason of the Executive’s Retirement.  Such lump sum payment shall be determined by multiplying the actual Annual Bonus award amount by a fraction, the numerator of which is the number of days in the calendar year of the Termination Date elapsed prior to the Termination Date and the denominator of which is three hundred and sixty-five (365).

In the event the Employment Period is terminated as a result of Executive’s death, such lump sum payment shall be made within 30 days following the Termination Date; in the event the Employment Period is terminated as a result of Executive’s Disability or Retirement, such lump sum payment shall be made on the date that Annual Bonus payments are made to other participants in the Bonus Plan, but in no case later than March 15 of the year following the year in which the Termination Date occurs.  As used in this Agreement, “Retirement” shall mean the Executive’s separation from service (as defined in the regulations promulgated under Section 409A of the Code) occurring after the Executive reaches age sixty (60) and having completed at least five (5) years of service with the Companies.

(g)Notwithstanding anything else contained herein, if the Executive terminates his employment for any reason other than Disability or Retirement and without Good Reason, or the Companies terminate the Executive’s employment for Cause, all of the Executive’s rights to payment from the Companies (including pursuant to any plan or policy of the Companies) shall terminate immediately, except the right to payment for Accrued Benefits in respect of periods prior to such termination.

(h)Notwithstanding anything to the contrary contained in this Section 5, the Executive shall be required to execute the Companies’ then current standard release agreement used for senior executives as a condition to receiving any of the payments and benefits provided for in Sections 5(c) and (d), excluding the Accrued Benefits in accordance with Section 5(a), and no payments and benefits provided for in Sections 5(c) and (d) other than the Accrued Benefits in accordance with Section 5(a) shall be payable to Executive unless all applicable consideration and rescission periods for the release agreement have expired, Executive has not rescinded the release agreement and Executive is in compliance with each of the terms and conditions of such release agreement and this Agreement as of the date of such payments and benefits.  It is acknowledged and agreed that the then current standard release agreement shall not diminish or terminate the

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Executive’s rights under this Agreement or the Indemnification Agreement (identified in Section 16 below), or impose any restrictive covenants upon Executive in excess of those restrictive covenants to which he was already subject (other than covenants not to assert claims).

(i)In the event of a termination of the Executive’s employment entitling the Executive to benefits under Section 5(c) or 5(d) above, subject to the Executive’s affirmative obligations pursuant to Section 6, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Companies under this Agreement.

(j)Notwithstanding any provision to the contrary contained in this Agreement, if the cash payments due and the other benefits to which Executive shall become entitled under Section 5, either alone or together with other payments in the nature of compensation to Executive which are contingent on a change in the ownership or effective control of the Companies or in the ownership of a substantial portion of the assets of the Companies or otherwise, would constitute a “parachute payment” (as defined in Section 280G of the Code or any successor provision thereto), such payments or benefits shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Companies for Federal Income Tax purposes pursuant to Section 280G of the Code (or any successor provision thereto), provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  Executive agrees to take such action as Employer reasonably requests to mitigate or challenge the application of such tax, provided that Employer shall supply such counsel and expert advice, including legal counsel and accounting advice, as may reasonably be required, and shall be responsible for the payment of such experts’ fees.  If requested by Executive or the Companies, the determination of whether any reduction in payments or benefits to be provided under this Section 5 or otherwise is required pursuant to this Section 5(j) will be made by a national accounting firm selected and reimbursed by the Companies from among the ten (10) largest accounting firms in the United States as determined by gross revenues, not then-engaged as the Companies’ independent public auditor (the “Accounting Firm”), subject to Executive’s consent (not to be unreasonably withheld) and the determination of such Accounting Firm will be final and binding on all parties.  In making its determination, the Accounting Firm will allocate a reasonable portion of such payments and benefits to the value of any personal services rendered following the Change of Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment.  In the event that any payment or benefit intended to be provided under this Section 5 or otherwise is required to be reduced pursuant to this Section 5(j), the Companies shall make such reduction first by reducing amounts payable under Section 5(d)(i) and thereafter by reducing amounts payable under the following Sections of this Agreement in the following order, as necessary to achieve the reduction:  5(d)(iii), 5(d)(iv), 5(d)(vi), 5(d)(vii), and

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5(d)(ii).  Amounts payable as reimbursements under Sections 5(d)(v) and 5(d)(x), if any, shall not be subject to reduction.  No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Executive would be entitled under this Agreement in the absence of this Section 5(j) to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 5(j).

Section 6.Further Obligations of the Executive.

(a)(1)During the Executive’s employment by the Companies, whether before or after the Employment Period, and after the termination of Executive’s employment by the Companies, the Executive shall not, directly or indirectly, disclose, disseminate, make available or use any confidential information or proprietary data of the Companies or any of their Subsidiaries, except as reasonably necessary or appropriate for the Executive to perform the Executive’s duties for the Companies, or as authorized in writing by the Board or as required by any court or administrative agency (and then only after prompt notice to the Companies to permit the Companies to seek a protective order).

(2)For purposes of this Agreement, “confidential information or proprietary data” means information and data prepared, compiled, or acquired by or for the Executive during or in connection with the Executive’s employment by the Companies (including, without limitation, information belonging to or provided in confidence by any Customer, Supplier, trading partner or other Person to which the Executive had access by reason of Executive’s employment with the Companies) which is not generally known to the public or which could be harmful to the Companies or their Subsidiaries if disclosed to Persons outside of the Companies.  Such confidential information or proprietary data may exist in any form, tangible or intangible, or media (including any information technology-related or electronic media) and includes, but is not limited to, the following information of or relating to the Companies or any of their Subsidiaries, Customers or Suppliers:

(i)Business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii)Organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans.

(iii)Advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or

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arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv)Product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v)Information about existing or prospective Customers or Suppliers, such as Customer and Supplier lists and contact information, Customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi)Technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

(b)All records, files, documents and materials, in whatever form and media, relating to the Companies’ or any of their Subsidiaries’ business (including, but not limited to, those containing or reflecting any confidential information or proprietary data) which the Executive prepares, uses, or comes into contact with, including the originals and all copies thereof and extracts and derivatives therefrom, shall be and remain the sole property of the Companies or their Subsidiaries.  Upon termination of the Executive’s employment for any reason, whether during or after the Employment Period, the Executive shall immediately return all such records, files, documents, materials and other property of the Companies and their Subsidiaries in the Executive’s possession, custody or control, in good condition, to the Companies.

(c)The Companies maintain, and Executive acknowledges and agrees, the Companies have and will entrust Executive with proprietary information, strategies, knowledge, customer relationships and know-how which would be detrimental to the Companies’ interest in protecting relationships with Customers and/or Suppliers if Executive were to provide services or otherwise participate in the operation of a competitor of the Companies.  Therefore, during (i) the Executive’s employment by the Companies, whether during or after the Employment Period, and (ii) the twenty-four (24) month period following the end of Executive’s employment with the Companies, the Executive shall not in any capacity (whether as an owner, employee, consultant or otherwise) at any time perform, manage, supervise, or be responsible or accountable for anyone else who is performing services -- which are the same as, substantially similar or related to the services the Executive is providing, or during the last two years of the Executive’s employment by the Companies has provided, for the Companies or their Subsidiaries -- for, or on behalf of, any other Person who or which is (1) a wholesaler of office products, including traditional office products, computer consumable products, office furniture, janitorial

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and/or sanitation products, food service paper/non-food products, audio/visual and business machines or such other products whether or not related to the foregoing provided by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period, (2) a provider of services the same as or substantially similar to those provided by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period, or (3) engaged in a line of business other than described in (1) or (2) hereinabove which is the same or substantially similar to the lines of business engaged in by the Companies or their Subsidiaries, or to any line of business which to the Executive’s knowledge is under active consideration or planning by the Companies and their Subsidiaries, during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period.

(d)(1)During (i) the Executive’s employment by the Companies, whether during or after the Employment Period, and (ii) the twenty-four (24) month period following the end of the Executive’s employment with the Companies, the Executive shall not at any time, directly or indirectly, solicit any Customer for or on behalf of any Person other than the Companies or any of their Subsidiaries with respect to the purchase of (A) office products, including traditional office products, computer consumable products, office furniture, janitorial and/or sanitation products, food service paper/non-food products, audio/visual and business machines, or such other products whether or not related to the foregoing provided by the Companies or their Subsidiaries to such Customer during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period, (B) services the same as or substantially similar to those provided by the Companies or their Subsidiaries to such Customer during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period or (C) products or services from a line of business other than as described in (A) or (B) herein which are the same or substantially similar to the products and services provided to such Customer from a line of business engaged in by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period.  Without limiting the foregoing, (i) during the Executive’s employment by the Companies, whether during or after the Employment Period, and (ii) insofar as the Executive may be employed by, or acting for or on behalf of, a Supplier at any time within the twenty-four (24) month period following the end of the Executive’s employment with the Companies, the Executive shall not at any time, directly or indirectly, solicit any Customer to switch the purchase of the products or services described hereinabove from the Companies or their Subsidiaries to Supplier.

(2)For purposes of this Agreement, a “Customer” is any Person who or which has ordered or purchased by or from the Companies or any of their Subsidiaries (A) office products, including traditional office products, computer consumable products, office furniture, janitorial and/or sanitation products, food service paper/non-food products, audio/visual and business machines or such other products whether or not related to the foregoing, (B) services provided by or from the Companies or any of their Subsidiaries or (C) products or services from a line of business other than as described in

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(A) or (B) herein which are the same or substantially similar to the products and services from a line of business engaged in by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period.  For purposes of this Agreement, a “Supplier” is any Person who or which has furnished to the Companies or their Subsidiaries for resale (A) office products, including traditional office products, computer consumable products, office furniture, janitorial and/or sanitation products, food service paper/non-food products, audio/visual and business machines or such other products whether or not related to the foregoing (B) services provided by or from the Companies or any of their Subsidiaries or (C) products or services from a line of business other than as described in (A) or (B) herein which are the same or substantially similar to the products and services from a line of business engaged in by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period.

(e)During the Executive’s employment by the Companies, whether during or after the Employment Period, and during the twenty-four (24) month period following the end of the Executive’s employment with the Companies, the Executive shall not at any time, directly or indirectly, induce or solicit any employee of the Companies or any of their Subsidiaries for the purpose of causing such employee to terminate his or her employment with the Companies or such Subsidiary.

(f)The Executive shall not, directly or indirectly, make or cause to be made (and shall prohibit the officers, directors, employees, agents and representatives of any Person controlled by Executive not to make or cause to be made) any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any Person, including members of the investment community, press, and customers, competitors and advisors to the Companies, about the Companies, their respective parents, Subsidiaries or Affiliates, their respective officers or members of their boards of directors, or the business strategy or plans, policies, practices or operations of the Companies, or of their respective parents, Subsidiaries or Affiliates. None of the Companies shall, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any Person, including members of the investment community, press, and customers, or future employers or associates of the Executive, about the Executive; provided that this sentence shall not restrict the Companies from making statements that are true or that the Companies in good faith believe are true.

(g)If any court determines that any portion of this Section 6 is invalid or unenforceable, the remainder of this Section 6 shall not thereby be affected and shall be given full effect without regard to the invalid provision.  If any court construes any of the provisions of Section 6(c), 6(d), 6(e) or 6(f) above, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(h)During the Executive’s employment with the Companies, whether during or after the Employment Period, and during the twenty-four (24) month period following the end of Executive’s employment with the Companies, the Executive agrees that, prior

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to accepting employment with a Customer or Supplier of the Companies, the Executive will give notice to the Chief Executive Officer of the Companies.  The Companies reserve the right to make such Customer or Supplier aware of the Executive’s obligations under Section 6 of this Agreement.

(i)During and following Executive’s Employment Period, the Executive shall furnish a copy of this Section 6 in its entirety to any prospective employer prior to accepting employment with such prospective employer.

(j)The Executive hereby acknowledges and agrees that damages will not be an adequate remedy for the Executive’s breach of any provision of this Section 6, and further agrees that the Companies shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such breach, without the posting of any bond or other security, in addition to all other legal remedies to which the Companies may be entitled.

(k)In accordance with the Defend Trade Secrets Act of 2016, the Executive understands that:

(i)An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Section 7.Successors.  The Companies may assign their rights under this Agreement to any successor to all or substantially all the assets of the Companies, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Companies.  Any such assignment by the Companies shall remain subject to the Executive’s rights under Section 5 hereof.  The rights of the Executive under this Agreement may not be assigned or encumbered by the Executive, voluntarily or involuntarily, during the Executive’s lifetime, and any such purported assignment shall be void ab initio.  Notwithstanding the foregoing, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

Section 8.Third Parties.  Except for the rights granted to the Companies and their Subsidiaries pursuant hereto (including, without limitation, pursuant to Section 6 hereof) and except as expressly set forth or referred to herein, nothing herein expressed or implied is intended

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or shall be construed to confer upon or give any person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 9.Enforcement.  The provisions of this Agreement shall be regarded as divisible and, if any of said provisions or any part or application thereof is declared invalid or unenforceable by a court of competent jurisdiction, the same shall not affect the other provisions hereof, other parts or applications thereof or the whole of this Agreement, but such provision shall be deemed modified to the extent necessary to render such provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

Section 10.Amendment.  Except as otherwise provided in this Section 10, this Agreement may not be amended or modified at any time except by a written instrument approved by the Board, and executed by the Companies and the Executive; provided, however, that any attempted amendment or modification without such approval and execution shall be null and void ab initio and of no effect.  Notwithstanding the foregoing, effective upon 30 days’ notice to Executive and without further consideration from the Companies, this Agreement may be amended by the Companies in their sole discretion to the limited extent they deem necessary and appropriate to conform the terms of this Agreement to the requirements of any applicable laws, rules and regulations enacted or promulgated after the Effective Date of this Agreement.  Any such amendments shall preserve the value of any payments or benefits payable to Executive under this Agreement to the extent practicable without defeating the purpose of the amendment, as determined in the sole discretion of the Companies.

Section 11.Payment; Taxes and Withholding.  The Companies shall be responsible as employer for payment of all cash compensation and severance payments provided herein, and the Company shall cause the Companies to make such payments.  The Executive shall not be entitled to receive any additional compensation from the Companies for any services the Executive provides to the Companies.  The Companies shall be entitled to withhold from any amounts to be paid to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold.  The Companies shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.  Executive shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to the Executive hereunder.  This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable under this Agreement by reason of Executive’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) during a period in which Executive is a “specified employee” (as defined in Code Section 409A(2)(B)(i)), then:  (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid (without interest) or provided on the first day of the seventh month following Executive’s separation from service or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining

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payments or distributions will resume at the end of the Required Delay Period.  If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including without limitation under Sections 5(c)(v) and 5(d)(v), and such payments or reimbursements are includible in Executive’s federal taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  No right of Executive to reimbursement of expenses under this Agreement, including without limitation under Sections 5(c)(v) and 5(d)(v), shall be subject to liquidation or exchange for another benefit.  For purposes of Section 409A of the Code, the right to installment payments hereunder shall constitute the right of the Executive to receive a series of separate and distinct payments.

Section 12.Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law of Illinois or any other jurisdiction.

Section 13.Notice.  Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid:

If to the Companies:

Essendant Inc.
Essendant Co.
Essendant Management Services, LLC
One Parkway North Blvd.
Suite 100
Deerfield, Illinois  60015-2559
Attention:  General Counsel

If to the Executive:

At the Executive’s home address as set forth in the records of the Companies or to such other address as the party to be notified shall have given to the other in accordance with the notice provisions set forth in this Section 13.

Section 14.No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

Section 15.Headings.  The headings contained herein are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.Indemnification.  The provisions set forth in the Indemnification Agreement appended hereto as Attachment A are hereby incorporated into this Agreement and

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made a part hereof.  The parties agree that such Indemnification Agreement remains in full force and effect.

Section 17.Execution in Counterparts.  This Agreement, including the Indemnification Agreement, may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 18.Arbitration.  Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with the Companies or termination thereof, shall be referred for arbitration in Chicago, Illinois to a neutral arbitrator, who shall be currently licensed to practice law in Illinois, selected by the Executive and the Companies (or if the parties are unable to agree on selection of such an arbitrator, one selected by the American Arbitration Association pursuant to its rules referred to below) and this shall be the exclusive and sole means for resolving such dispute.  Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association.  Except as provided in Section 5(d)(x) above, the arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Nothing in this Section 18 shall be construed so as to deny the Companies the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of the Executive’s covenants in Section 6 hereof.  Moreover, this Section 18 and Section 12 hereof shall not be applicable to any dispute, controversy or question arising under, out of, or relating to the Indemnification Agreement.

Section 19.Survival.  Notwithstanding the stated Term of this Agreement, the provisions of this Agreement necessary to carry out the intention of the parties as expressed herein, including without limitation those in Sections 5, 6, 7, 16 and 18, shall survive the termination or expiration of this Agreement.

Section 20.Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

Section 21.Free to Contract.  The Executive represents and warrants to the Companies that the Executive is able freely to accept employment by the Companies as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent the Executive from entering into this Agreement, would prevent or restrict the Executive in any way from rendering services to the Companies as provided herein during the Employment Period or would be breached by the future performance by the Executive of the Executive’s duties and responsibilities hereunder.

Section 22.Entire Agreement.  This Agreement, including the Indemnification Agreement and any other written undertakings by the Executive referred to herein, supersedes all other agreements, arrangements or understandings (whether written or oral) between the Companies and the Executive with respect to the subject matter of this Agreement, including

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without limitation the 2013 Agreement, the Prior Agreement and the Offer of Employment and the Executive’s employment relationship with the Companies and any of their Subsidiaries, and this Agreement contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

Section 23.Recovery of Payments.  The Companies may recover any cash or equity awarded to Executive under this Agreement or any plan or program of the Companies, or proceeds from the sale of such equity, to the extent required by any rule of the Securities and Exchange Commission or any listing standard of the Nasdaq Stock Market, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to the Companies’ material noncompliance with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of the Companies implementing such rule or listing standard.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts, each of which shall be deemed one and the same instrument, as of the last day and year written below, but effective as of the Effective Date.

EXECUTED ON: January 8, 2018	ESSENDANT INC. By:/s/ Charles K. Crovitz Name: Charles K. Crovitz Title: Chairman of the Board of Directors
EXECUTED ON: January 8, 2018	ESSENDANT CO. By:/s/ Brendan McKeough Name: Brendan McKeough Title: Senior Vice President, General Counsel and Secretary
EXECUTED ON: January 8, 2018	ESSENDANT MANAGEMENT SERVICES, LLC By:/s/ Brendan McKeough Name: Brendan McKeough Title: Senior Vice President, General Counsel and Secretary
EXECUTED ON: January 8, 2018	EXECUTIVE By:/s/ Richard D. Phillips Name: Richard D. Phillips

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ATTACHMENT A

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made and entered into as of the ____ day of __________, 20__ (the “Agreement”), by and between ESSENDANT INC., a Delaware corporation (the “Company”), the director or executive officer of the Company whose name appears on the signature page of this Agreement (“Indemnitee”), and for purposes of Section 9 only, ESSENDANT CO., an Illinois corporation and wholly-owned subsidiary of the Company (“ECO”).

WHEREAS, highly competent persons are becoming more reluctant to serve publicly-held corporations as directors or executive officers or in other capacities unless they are provided with reasonable protection through insurance or indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the corporations.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Company should act to assure its directors and executive officers that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

WHEREAS, Indemnitee is willing to serve, to continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified.

WHEREAS, in consideration of the benefits received and to be received by the Company in connection with actions taken and to be taken by the Board and by the officers of the Company, the Company has determined that it is in the best interest of the Company for the reasons set forth above to be a party to this Agreement and to provide indemnification to the directors and executive officers of the Company in connection with their service to and activities on behalf of the Company and its subsidiaries.

WHEREAS, the Company acknowledges that for purposes of this Agreement the directors and executive officers of the Company who enter into this Agreement are serving in such capacities at the request of the Company.

WHEREAS, the Company further acknowledges that such directors and executive officers are willing to serve, to continue to serve and to take on additional service for or on behalf of the Company, thereby benefiting the Company and its subsidiaries, on the condition that the Company enter into, and provide indemnification pursuant to, this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Attachment A – Page 1

1.Definitions.

(a)For purposes of this Agreement:

(i)“Affiliate” shall mean any corporation, partnership, joint venture, trust or other enterprise in respect of which Indemnitee is or was or will be serving directly or indirectly at the request of the Company.

(ii)“Disinterested Director” shall mean a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

(iii)“Expenses” shall include all reasonable attorneys’ fees and costs, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses incurred in connection with asserting or defending claims.

(iv)“Independent Counsel” shall mean a law firm or lawyer that neither is presently nor in the past calendar year has been retained to represent:  (i) the Company or Indemnitee in any matter material to any such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder in any matter material to such other party.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any law firm or person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing any of the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.  All Expenses of the Independent Counsel incurred in connection with acting pursuant to this Agreement shall be borne by the Company.

(v)“Losses” shall mean all liabilities, losses and claims (including judgments, fines, penalties and amounts to be paid in settlement) incurred in connection with any Proceeding.

(vi)“Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative.

2.Service by Indemnitee.  Indemnitee agrees to begin or continue to serve the Company or any Affiliate as a director or an executive officer.  Notwithstanding anything contained herein, this Agreement shall not create a contract of employment between the Company and Indemnitee, and the termination of Indemnitee’s relationship with the Company or an Affiliate by either party hereto shall not be restricted by this Agreement.

3.Indemnification.  The Company agrees to indemnify Indemnitee for, and hold Indemnitee harmless from and against, any Losses or Expenses at any time incurred by or assessed against Indemnitee arising out of or in connection with the service of Indemnitee as a director or an executive officer of the Company or in any capacity for an Affiliate at the request of the Company (collectively referred to as a “Director or an Officer of the Company”) to the fullest

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extent permitted by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification.  Without diminishing the scope of the indemnification provided by this Section 3, the rights of indemnification of Indemnitee provided hereunder shall include but shall not be limited to those rights set forth hereinafter.

4.Action or Proceeding Other Than an Action by or in the Right of the Company.  Indemnitee shall be entitled to the indemnification rights provided herein if Indemnitee is a person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding, other than an action by or in the right of the Company, as the case may be, by reason of (a) the fact that Indemnitee is or was a Director or an Officer of the Company or (b) anything done or not done by Indemnitee in any such capacity.

5.Actions by or in the Right of the Company.  Indemnitee shall be entitled to the indemnification rights provided herein if Indemnitee is a person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding brought by or in the right of the Company to procure a judgment in its favor by reason of (a) the fact that Indemnitee is or was a Director or an Officer of the Company or (b) anything done or not done by Indemnitee in any such capacity.  Pursuant to this Section, Indemnitee shall be indemnified against Losses or Expenses incurred or suffered by Indemnitee or on Indemnitee’s behalf in connection with the defense or settlement of any Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.  Notwithstanding the foregoing provisions of this Section, no such indemnification shall be made in respect of any claim, issue or matter as to which Delaware law expressly prohibits such indemnification by reason of an adjudication of liability of Indemnitee to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Losses and Expenses which the Court of Chancery or such other court shall deem proper.

6.Indemnification for Losses and Expenses of Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been wholly successful on the merits or otherwise in any Proceeding referred to in Section 3, 4 or 5 hereof on any claim, issue or matter therein, Indemnitee shall be indemnified against all Losses and Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company agrees to indemnify Indemnitee to the maximum extent permitted by law against all Losses and Expenses incurred by Indemnitee in connection with each successfully resolved claim, issue or matter.  In any review or Proceeding to determine the extent of indemnification, the Company shall bear the burden of proving any lack of success and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved.  For purposes of this Section and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.

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7.Payment for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the fact that Indemnitee is or was a Director or an Officer of the Company, a witness in any Proceeding, the Company agrees to pay to Indemnitee all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

8.Advancement of Expenses.  All Expenses incurred by or on behalf of Indemnitee (or reasonably expected by Indemnitee to be incurred by Indemnitee within three months) in connection with any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding within twenty days after the receipt by the Company of a statement or statements from Indemnitee requesting from time to time such advance or advances, whether or not a determination to indemnify has been made under Section 10.  Indemnitee’s entitlement to such advancement of Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement.  The financial ability of Indemnitee to repay an advance shall not be a prerequisite to the making of such advance.  Such statement or statements shall reasonably evidence such Expenses incurred (or reasonably expected to be incurred) by Indemnitee in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Agreement.

9.Guarantee.  In the event that the Company fails or is unable to perform any of its payment obligations under the terms of this Agreement, ECO hereby unconditionally guarantees that it will perform the obligations of the Company and pay Indemnitee for any Losses or Expenses for which Indemnitee is entitled to be indemnified or for Expenses to be advanced hereunder.  Such payment will be made promptly upon request and without the necessity of a demand.

10.Procedure for Determination of Entitlement to Indemnification.

(a)When seeking indemnification under this Agreement (which shall not include in any case the right of Indemnitee to receive payments pursuant to Section 7 and Section 8 hereof, which shall not be subject to this Section 10), Indemnitee shall submit a written request for indemnification to the Company.  Determination of Indemnitee’s entitlement to indemnification shall be made promptly, but in no event later than 30 days after receipt by the Company of Indemnitee’s written request for indemnification.  The Secretary of the Company shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board that Indemnitee has made such request for indemnification.

(b)The entitlement of Indemnitee to indemnification under this Agreement shall be determined in the specific case (1) by the Board by a majority vote of the Disinterested Directors, even though less than a quorum, or (2) if there are no Disinterested Directors, or if such Disinterested Directors so direct, by Independent Counsel or (3) by the stockholders.

(c)In the event the determination of entitlement is to be made by Independent Counsel, such Independent Counsel shall be selected by the Indemnitee, subject to the approval of the Board, such approval not to be unreasonably withheld.  Upon failure of the Indemnitee to so select such Independent Counsel or upon failure of the Board to so approve, such Independent

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Counsel shall be selected by the American Arbitration Association of New York, New York or such other person as such Association shall designate to make such selection.

(d)If the determination made pursuant to Section 10(b) is that Indemnitee is not entitled to indemnification to the full extent of Indemnitee’s request, Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in Section 11 hereof.

(e)If the person or persons empowered pursuant to Section 10(b) to make a determination with respect to entitlement to indemnification shall have failed to make the requested determination within 30 days after receipt by the Company of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(f)The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, as the case may be, or create a presumption that (with respect to any criminal action or proceeding) Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(g)For purposes of any determination of good faith hereunder, Indemnitee shall be deemed to have acted in good faith if in taking such action Indemnitee relied on the records or books of account of the Company or an Affiliate, including financial statements, or on information supplied to Indemnitee by the officers of the Company or an Affiliate in the course of their duties, or on the advice of legal counsel for the Company or an Affiliate or on information or records given or reports made to the Company or an Affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care to the Company or an Affiliate.  The Company shall have the burden of establishing the absence of good faith.  The provisions of this Section 10(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(h)The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Company or an Affiliate shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

11.Remedies in Cases of Determination Not to Indemnify or to Advance Expenses.

(a)In the event that (i) a determination is made that Indemnitee is not entitled to indemnification hereunder, (ii) advances are not made pursuant to Section 8 hereof or (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to Section 10 hereof, Indemnitee shall be entitled to seek a final adjudication either

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through an arbitration proceeding or in an appropriate court of the State of Delaware or any other court of competent jurisdiction of Indemnitee’s entitlement to such indemnification or advance.

(b)In the event a determination has been made in accordance with the procedures set forth in Section 10 hereof, in whole or in part, that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration referred to in Section 11(a) shall be de novo and Indemnitee shall not be prejudiced by reason of any such prior determination that Indemnitee is not entitled to indemnification, and the Company shall bear the burdens of proof specified in Sections 6 and 10 hereof in such proceeding.

(c)If a determination is made or deemed to have been made pursuant to the terms of Section 10 hereof or this Section 11 that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration in the absence of (i) a misrepresentation of a material fact by Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(d)To the extent deemed appropriate by the court, interest shall be paid by the Company to Indemnitee at a rate equal to the rate paid by the Company or its subsidiaries to the principal senior secured lender thereto for amounts which the Company indemnifies or is obliged to indemnify Indemnitee for the period commencing with the date on which Indemnitee requested indemnification (or reimbursement or advancement of any Expenses) and ending with the date on which such payment is made to Indemnitee by the Company.

12.Expenses Incurred by Indemnitee to Enforce this Agreement.  All Expenses incurred by Indemnitee in connection with the preparation and submission of Indemnitee’s request for indemnification hereunder shall be borne by the Company.  In the event that Indemnitee is a party to or intervenes in any proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee, if Indemnitee prevails in whole in such action, shall be entitled to recover from the Company, and shall be indemnified by the Company against, any Expenses incurred by Indemnitee.  If it is determined that Indemnitee is entitled to indemnification for part (but not all) of the indemnification so requested, Expenses incurred in seeking enforcement of such partial indemnification shall be reasonably prorated among the claims, issues or matters for which Indemnitee is entitled to indemnification and for claims, issues or matters for which Indemnitee is not so entitled.

13.Non-Exclusivity.  The rights of indemnification and to receive advances as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under any law, certificate of incorporation, by-law, other agreement, vote of stockholders or resolution of directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such directorship or office.  To the extent Indemnitee would be prejudiced thereby, no amendment, alteration, rescission or replacement of this Agreement or any provision hereof shall be effective as to Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s position with the Company or an Affiliate or any other entity which Indemnitee is or was serving at the request of the Company prior to such amendment, alteration, rescission or replacement.

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14.Duration of Agreement.  This Agreement shall apply to any claim asserted and any Losses and Expenses incurred in connection with any claim asserted on or after the effective date of this Agreement and shall continue until and terminate upon the later of:  (a) ten years after Indemnitee has ceased to occupy any of the positions or have any of the relationships described in Section 3, 4 or 5 hereof; or (b) one year after the final termination of all pending or threatened Proceedings of the kind described herein with respect to Indemnitee.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisee, executors, administrators or other legal representatives.

15.Maintenance of D&O Insurance.

(a)The Company hereby covenants and agrees with Indemnitee that, so long as Indemnitee shall continue to serve as a Director or an Officer of the Company and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was a Director or an Officer of the Company or any other entity which Indemnitee was serving at the request of the Company, the Company shall maintain in full force and effect (i) the directors’ and officers’ liability insurance issued by the insurer and having the policy amount and deductible as currently in effect with respect to directors and officers of the Company or any of its subsidiaries and (ii) any replacement or substitute policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that currently provided under such existing policy (collectively, “D&O Insurance”).

(b)In all policies of D&O Insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors or officers most favorably insured by such policy.

(c)Notwithstanding anything to the contrary set forth in (a) above, the Company shall have no obligation to maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium cost for such insurance is disproportionate to the amount of coverage provided or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

(d)If the Company ceases to maintain D&O Insurance, the Company shall notify Indemnitee in writing of such cessation within three (3) calendar days of the earlier of (i) the date the Company determines to cease D&O Insurance or (ii) the date D&O Insurance ceases.

16.Severability.  Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions hereof shall not be affected thereby, and the illegal or unenforceable portions hereof shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions hereof intact.

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17.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

18.Headings.  Section headings are for convenience only and do not control or affect meaning or interpretation of any terms or provisions hereof.

19.Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.

20.No Duplicative Payment.  The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment (net of Expenses incurred in collecting such payment) under any insurance policy, contract, agreement or otherwise.

21.Notices.  All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed, enclosed in a registered or certified postpaid envelope, in any general or branch office of the United States Postal Service, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answer back is received.

(a)If to Indemnitee, to the address appearing on the signature page hereof.

(b)If to the Company, to:

Essendant Inc.
One Parkway North Blvd.
Suite 100
Deerfield, Illinois  60015-2559
Attention:  General Counsel

22.Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to its conflicts of law rules.

23.Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

24.Entire Agreement.  Subject to the provisions of Section 13 hereof, this Agreement constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter hereof.  This Agreement may not be amended or otherwise modified except in writing duly executed by all of the parties.  A

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waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ESSENDANT INC. By: Name: Charles K. Crovitz Title: Chairman of the Board of Directors
INDEMNITEE By: Name: Richard D. Phillips
For the purposes of Section 9 only, ESSENDANT CO. By: Name: Brendan J. McKeough Title: Senior Vice President, General Counsel and Secretary

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